Exhibit 99.1
CYGNUS OIL AND GAS CORPORATION
Houston, Texas — January 7, 2007 — Cygnus Oil And Gas Corporation (CYNS.OB) announced today that the Company has defaulted on the payment of interest on certain of its senior convertible notes. On April 4, 2006, pursuant to a Securities Purchase Agreement (“Purchase Agreement”) entered into on that date between the Company and certain accredited investors (the “Holders”), Cygnus Oil and Gas Corporation (formerly known as Touchstone Resources USA, Inc.) (“Company”) issued, among other things, $22,000,000 aggregate principal amount of its 7.5% senior convertible notes due April 4, 2009 (“Convertible Notes”) convertible into shares of the Company’s common stock, subject to the terms and conditions of the Convertible Notes and the Purchase Agreement.
     Under the terms of the Convertible Notes, the Company is required to periodically pay to the Holders interest accruing with respect to the Convertible Notes at a rate of 7.5% per year. On December 31, 2006, the Company failed to make the $412,500 in interest payments required under the terms of the Convertible Notes. Following the expiration of the cure period on January 5, 2007, the failure to make such payment of interest results in an event of default under the terms of the Convertible Notes. As such, the Holders may now exercise various remedies available to them under the Convertible Notes, including requiring that the Company immediately redeem all or a portion of the Convertible Notes at the current aggregate redemption price of $27,500,000, as set forth in the Convertible Notes. The Company is in discussions with the Holders regarding the Convertible Notes.
     The Company also announced today that on December 29, 2006, the Company’s Board of Directors appointed R. Gerald Bennett, as Chairman of the Board, President and Chief Executive Officer to succeed Roger L. Abel who resigned from these positions effective as of the same date. Mr. Abel will continue to serve as a director of the Company.
     Mr. Bennett has served as a member of our board of directors since November 29, 2005. He has nearly 40 years of experience in the petroleum and related industries. From July 2000 until March 2005, he served as President and CEO of Total Safety, Inc., a safety services provider to the energy industry. From June 1996 until November 1999, he worked for Equitable Resources, Inc. as President and CEO of ERI Supply and Logistics where he directed oil and gas exploration, midstream operations, and wholesale marketing efforts. During his career, Mr. Bennett has served as President of Enron Gas Services, Chairman and CEO of Houston Pipeline Company, President and CEO of Perry Gas Companies, Vice President of Parker Drilling Company, and Manager of Gas Activities for Conoco, Inc. Mr. Bennett is currently a Director of the Memorial Hermann Healthcare System Board, a Texas based not-for-profit healthcare system, and immediate past Chairman of the Memorial Hermann Hospital Board. Mr. Bennett is a graduate of Oklahoma State University with a B.S. and M.S. in Industrial Engineering and Management, and a graduate of The Harvard Business School Program for Management Development.
     With his appointment as Chief Executive Officer of the Company, Mr. Bennett resigned as Chairman of the Audit Committee of the Company effective as of December 29, 2006. At that time, the board appointed Alfred J. Moran, Jr., currently serving as a member of the Company’s board of directors, to serve as the Company’s audit committee chairman. Mr. Alfred J. Moran is Chairman and Chief Executive Officer of the Moran Group, LLC, a Value Creation, Crisis Management and Turnaround consulting firm specializing in strategic, operational and financial turnarounds and Interim CEO engagements. For many years he was a Senior Managing Director and Partner of Kibel Green, Inc., the leading Value Creation, Interim CEO, Turnaround, Restructure, Strategic Breakthrough consulting firm in the Western United States. Alfred Moran is a seasoned Professional Chief Executive Officer and Value Creation Consultant with over 35 years experience in building and enhancing shareholder value for companies ranging in annual sales of approximately $3.0 Million to approximately $2.3 Billion. He has been CEO of public and private companies and has provided professional assistance to the boards and CEOs of many companies in diversified industries. Mr. Moran has a master of business administration from the Harvard Business School and a bachelor of arts degree in Philosophy from the University of North Carolina at Chapel Hill. He is a Member of World Presidents Organization in Houston, Texas.

     As of this time, the Company requires additional financing to fund its current and planned operations and meet its capital requirements, to continue operating, exploring and developing oil and gas properties, and to otherwise implement its business plan. As such, the Company is searching for alternative sources of financing. As of the date of this report, the Company has not obtained such financing, and there is no assurance that the Company will obtain such financing.
     In addition to restructuring its debt obligations, the Company has considered and will continue to consider the following alternatives, in addition to other business strategies available to the Company, if the Company does not secure the additional financing needed to continue its operations as presently conducted: (i) entering into a business combination with another company or selling a portion or all of the Company’s assets; (ii) selling at auction certain of the Company’s assets; and (iii) reorganization or liquidation proceedings.
ABOUT CYGNUS OIL AND GAS CORPORATION
     Headquartered in Houston, Texas, Cygnus Oil And Gas Corporation is an oil and gas exploration and production company. Primarily a resource player, its key assets consist of shale acreage in Woodruff County, Arkansas and McIntosh County, Oklahoma and it also owns a variety of non-producing assets in Alabama, Louisiana, Mississippi, and New Zealand. Since August 2005, the Company has made significant changes in its management, Board of Directors and the nature of oil and gas assets it acquires to better position itself for future company growth.
FORWARD-LOOKING STATEMENTS
     This news release contains forward-looking statements, including, in particular, statements about Cygnus’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct
Contact:
Cygnus Oil And Gas Corporation
Stephen C. Haynes, 713-784-1113
shaynes@cygnusoilandgas.com